EXHIBIT 99.1

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENTS OF OPERATIONS(1)
(in thousands, except per share data)

	Fourteen	Thirteen	Nine	Fifty-Three	Fifty-Two	Forty-Eight
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 2,	January 28,	January 28,	February 2,	January 28,	January 28,
	2013	2012	2012	2013	2012	2012

Net sales	$115,981	$105,647	$68,838	$430,302	$436,182	$412,796

Costs and expenses:
Merchandise, buying and occupancy	81,009	98,169	65,640	303,680	333,288	311,925
Selling, general and administrative	34,777	35,335	23,772	129,153	141,825	131,259
Depreciation and amortization	4,211	4,521	3,043	18,595	21,991	20,202
Impairment and restructuring	—	21,183	8,978	(5,161)	21,183	21,183
Total costs and expenses	119,997	159,208	101,433	446,267	518,287	484,569

Operating loss	(4,016)	(53,561)	(32,595)	(15,965)	(82,105)	(71,773)

Other expense (income)	110	(86)	(66)	14	(360)	(324)

Loss before income taxes	(4,126)	(53,475)	(32,529)	(15,979)	(81,745)	(71,449)

Income tax (benefit) provision	(76)	(251)	(798)	97	(390)	(387)

Net loss	$(4,050)	$(53,224)	$(31,731)	$(16,076)	$(81,355)	$(71,062)

Basic loss per share:

Net loss	$(0.11)	$(1.50)	$(0.89)	$(0.45)	$(2.29)	$(2.00)

Basic shares outstanding	35,883	35,581	35,582	35,694	35,547	35,554

Diluted loss per share:

Net income loss	$(0.11)	$(1.50)	$(0.89)	$(0.45)	$(2.29)	$(2.00)

Diluted shares outstanding	35,883	35,581	35,582	35,694	35,547	35,554

Dividends per share	$—	$—	$—	$—	$0.18	$0.18

(1)
In January 2012, the Company changed its fiscal year end to the Saturday closest to the end of January from the Saturday closest to the end of February. The Company has provided financial results for the thirteen and fifty-two weeks ended January 28, 2012 on a comparable basis to the fourteen and fifty-three weeks ended February 2, 2013. The Company's prior year fourth quarter and full fiscal year included the nine and forty-eight weeks ended January 28, 2012.